CHURCHILL DOWNS INCORPORATED

First Amendment to the

Executive Change in Control, Severance and Indemnity Agreement

By and Between Churchill Downs Incorporated and Robert L. Evans

THIS FIRST AMENDMENT is made and entered into as of the 14th day of July, 2015 (the "Effective Date"), by and between **Churchill Downs Incorporated** (hereinafter referred to as the "Company") and **Robert L. Evans** (hereinafter referred to as the "Executive").

WHEREAS, the Company and the Executive previously entered into an Executive Change in Control, Severance and Indemnity Agreement on August 27, 2014 (the "Agreement"); and

WHEREAS, in connection with the Executive's retirement as the Executive Chairman of the Company effective September 30, 2015, and in recognition of the Executive's past and continued contributions to the success of the Company, the Company desires to amend the Agreement to provide certain benefits to Executive upon his retirement as Executive Chairman of the Company;

NOW THEREFORE, the Company and the Executive agree to amend the Agreement, effective as of July 14, 2015, as follows:

1. Section 3.1 is hereby amended to add a new sentence to the end thereto which shall read as follows:

   Notwithstanding the preceding to the contrary, upon the Executive's retirement as Executive Chairman of the Company effective September 30, 2015, the Executive shall be entitled to receive the benefits set forth in Section 3.2(e).

2. Section 3.2(e) is hereby added to read as follows:

   (e) Retirement Effective September 30, 2015. Upon the Executive's retirement as Executive Chairman of the Company effective September 30, 2015, Executive shall receive (i) Base Salary through September 30, 2015; (ii) reimbursement for all business expenses properly incurred in accordance with Company policy on or prior to September 30, 2015, all such reimbursements to be made within sixty (60) days following September 30, 2015; (iii) lump sum payment of an Executive Annual Incentive Plan bonus equal to Six Hundred Forty-Nine Thousand Dollars ($649,000.00), such lump sum amount to be paid on September 30, 2015; (iv) full vesting on September 30, 2015 of 14,218 Restricted Shares that otherwise would have remained unvested as of September 30, 2015 under the Restricted Stock Agreement entered into by and between the Company and the Executive on September 27, 2010; (v) full vesting on September 30, 2015 of 15,000 Restricted Shares that otherwise would have remained unvested as of September 30, 2015 under the Restricted Stock Agreement entered into by and between the Company and the Executive on February

9, 2015, (vi) a lump sum amount equal to the total premiums for medical, dental and visions benefits for a three (3) month period which the Executive may, but is not required to, use to pay for COBRA or other health care coverage, such lump sum amount to be paid on September 30, 2015; and (vii) such other payments or benefits as are customarily made or provided in accordance with the Company's standard practices governing retirement and/or voluntary resignation from employment with the Company.

3. Section 3.3 is hereby amended to add a new sentence to the end thereto which shall read as follows:

   Notwithstanding the preceding to the contrary, the Executive shall not be required to execute a release agreement, as herein described, in order to be entitled to receive the benefits set forth in Section 3.2(e) upon the Executive's retirement as Executive Chairman on September 30, 2015.

4. Except as hereinabove specifically amended, all provisions of the Agreement, as heretofore amended, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment to the Agreement on this 14th day of July, 2015.

CHURCHILL DOWNS INCORPORATED:

By: ______________________
Name: Chuck Kenyon
Its: SVP, Human Resources

EXECUTIVE:

____
Robert L. Evans